Exhibit 5.2

October 7, 2021

Life Storage, Inc.

6467 Main Street

Williamsville, New York 14221

Re:	Registration Statement on Form S-3 (Registration Nos. 333-257031 and 333-257031-01

Ladies and Gentlemen:

We have served as Maryland counsel to Life Storage, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by Life Storage LP, a Delaware limited partnership (the “Operating Partnership”), of up to $600,000,000 in aggregate principal amount of 2.400% Senior Notes due 2031 (the “Notes”), which Notes are fully and unconditionally guaranteed by the Company, covered by the above-referenced Registration Statement, and all amendments and supplements thereto (the “Registration Statement”), filed by the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Notes will be issued in an underwritten public offering (the “Offering”) pursuant to a Prospectus Supplement, dated September 28, 2021 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein;

2. The Prospectus Supplement;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of the Company, and a duly authorized pricing committee thereof, relating to the issuance of the Notes (the “Resolutions”), certified as of the date hereof by an officer of the Company;

Life Storage, Inc.

October 7, 2021

7. The Underwriting Agreement, dated as of September 28, 2021, by and among the Operating Partnership, the Company, Life Storage Holdings, Inc., a Delaware corporation, Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bancorp Investments, Inc., as representatives of the underwriters named in Schedule A thereto;

8. The Indenture, dated as of June 20, 2016 (the “Indenture”), by and among the Operating Partnership, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”);

9. The Fifth Supplemental Indenture, dated as of October 7, 2021 (the “Supplemental Indenture”), by and among the Operating Partnership, the Company and the Trustee;

10. The Global Notes, dated as of the date hereof (the “Global Notes”), by the Operating Partnership to the order of Cede & Co., representing the Notes;

11. The Notation of Guarantee, included as part of the Global Notes, dated as of October 7, 2021 (the “Guarantee” and, together with the Underwriting Agreement, the Indenture and the Supplemental Indenture, the “Note Documents”), made by the Company;

12. A certificate executed by an officer of the Company, dated as of the date hereof; and

13. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Life Storage, Inc.

October 7, 2021

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution, delivery and performance of the Guarantee have been duly authorized by all necessary corporate action on the part of the Company.

3. The Guarantee has been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the current report on Form 8-K dated the date hereof. Phillips Lytle LLP, counsel to the Company, may rely on this opinion in connection with any opinion to be issued by it, dated the date hereof, in connection with the Note Documents.

Life Storage, Inc.

October 7, 2021

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K, dated the date hereof, and to the use of the name of our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP